UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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FORM 8-K

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CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):   March 12, 2014

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(Exact Name of Registrant as Specified in Charter)

Nevada	333-56262	88-0482413
(State or Other Jurisdiction	(Commission File Number)	(IRS Employer
of Incorporation)		Identification No.)

8390 Via de Ventura, Suite F-110, #215 Scottsdale, AZ	85258
(Address of Principal Executive Offices)	(Zip Code)

(928) 515-1942

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Appointment of Chief Operating Officer

On March 12, 2014, the Company appointed Keith W. Brogoitti as Chief Operating Officer.

Mr. Brogoitti has nearly 30 years of experience in the mining sector, including exploration, operations, and development roles in uranium, gold, copper and base metals. Mr. Brogoitti most recently served as Vice President of Mexican Operations at Dynaresource, Inc. Previously, he served as Operations Manager of the Pachapaqui Mine in Peru and as Mexican Country Manager for VirginMetals. Inc. He has held management positions with several major mining companies—including Newmont Mining, Bema Gold, Ivanhoe Mines and Compania Minera Antamina—and has served as a Technical Consultant for Placer Dome, Noranda, Kennecott, Phelps Dodge, Asarco and BHP.

Fiscal 2014 Director Option Grants

On March 14, 2014, El Capitan Precious Metals, Inc. (the “Company”) granted five-year options to purchase 500,000 shares of the Company's common stock to each of Charles M. Mottley and John F. Stapleton as compensation for director services rendered and to be rendered during the fiscal ending September 30, 2014. The options were granted under the Company's 2005 Stock Incentive Plan, have an exercise price of $0.31 per share (the closing price of the Company's stock on the date of grant), and were fully vested on the grant date.

Appointment of Directors

Effective March 17, 2014, the Company increased the size of its Board of Directors to five members and Messrs. Brogoitti and Tony Burger were appointed as directors to fill the resulting vacancies. Also on March 17, 2014, the Company granted five-year options to purchase 500,000 shares of the Company’s common stock to each of Messrs. Brogoitti and Burger as compensation for their director services. Each such option was granted under the Company’s 2005 Stock Incentive Plan, has an exercise price of $0.3452 per share (the closing price of the Company’s stock on the date of grant), and will vest in equal monthly installments over two years, commencing on April 17, 2014 (the one-month anniversary of the grant date).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EL CAPITAN PRECIOUS METALS, INC.

	By:	/s/ John F. Stapleton
Date: March 18, 2014		Name: John F. Stapleton
Title: Chief Financial Officer

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